INFINITY PROPERTY AND CASUALTY CORPORATION
MOURNS THE PASSING OF BOARD MEMBER
JORGE G. CASTRO

Birmingham, Alabama – April 2, 2015 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) announced the passing of Jorge G. Castro, a member of the company’s Board of Directors, on March 29, 2015. Mr. Castro was among Infinity’s longest tenured independent directors, having joined the Board during the company’s inaugural year as a public company in 2003. He most recently served as Chairman of the Investment Committee and a member of the Compensation Committee.

Jim Gober, Chairman and CEO of Infinity, expressed “We are deeply saddened by Jorge’s death. His contributions to our board, management and ultimately our shareholders during his 12 years of service were countless and considerable. He was valued for and will be remembered always as a colleague who graced us not only with acumen and wit, but his unwavering commitment to keep in the forefront of all board deliberations the predominant interests of our shareholders. Jorge will not be easily replaced. We offer our heartfelt condolences to his family, his colleagues at Lombardia Capital, and his many friends, among which I am fortunate to be included.”

Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 11,800 independent agencies and brokers. For more information about Infinity, please visit http://www.infinityauto.com.

Source:     Infinity Property & Casualty Corporation
3700 Colonnade Parkway
Suite 600
Birmingham, AL 35243

Contact:    Kelly Langele
Kelly.Langele@ipacc.com
Investor Relations
(205) 803-8219